Exhibit 99.1

Teva Reports Second Quarter 2023 Financial Results

  Revenues of $3.9 billion
  GAAP loss per share of $0.77
  Non-GAAP diluted EPS of $0.56
  Cash flow generated from operating activities of $324 million
  Free cash flow of $632 million
  AUSTEDO® U.S. revenues of $308 million
  2023 revenues outlook revised to $15.0-$15.4 billion from $14.8-$15.4 billion; all other key components reaffirmed:
    Non-GAAP operating Income of $4.0 – $4.4 billion
    Adjusted EBITDA of $4.5 - $4.9 billion
    Non-GAAP diluted EPS of $2.25 - $2.55
    Free cash flow of $1.7 - $2.1 billion

TEL AVIV, Israel--(BUSINESS WIRE)--August 2, 2023--Teva Pharmaceutical Industries Ltd. (NYSE and TASE: TEVA) today reported results for the quarter ended June 30, 2023.

Mr. Richard Francis, Teva's President and CEO, said, “Teva continued to deliver solid performance this quarter, with revenues coming in at $3.9 billion, up 4% vs. the second quarter of 2022 in local currency terms and non-GAAP gross margin up 3.1 percentage points vs. the first quarter of 2023. Our growth drivers continue to provide confidence in our Pivot to Growth strategy, highlighted by strong growth from AUSTEDO, a successful new innovative product launch of UZEDYTM and growth of our generics business in local currency terms. With this solid performance, we are slightly increasing the midpoint of our revenue guidance for the year and reaffirming all other guidance items.”

Mr. Francis continued, "As we remain determined to execute on our growth strategy, we are continuing to focus on our late-stage innovative pipeline delivery and early-stage pipeline development, both organically and through collaborations."

Pivot to Growth Strategy

In May 2023, we introduced our new “Pivot to Growth” strategy, which is based on four key pillars: (I) delivering on our growth engines, mainly AUSTEDO, UZEDYTM and our late-stage pipeline of biosimilars; (ii) stepping up innovation through delivering on our late-stage innovative pipeline assets as well as building up our early-stage pipeline organically and potentially through business development activities; (iii) sustaining our generics medicines powerhouse with a global commercial footprint, focused portfolio, pipeline and manufacturing footprint; and (iv) focusing our business by optimizing our portfolio and global manufacturing footprint to enable strategic capital deployment to accelerate our near and long-term growth engines and reorganizing certain of our business units to a more optimal structure, while also reorganizing key business units to enhance operational efficiency.

Second Quarter 2023 Consolidated Results

Revenues in the second quarter of 2023 were $3,878 million, an increase of 2% compared to the second quarter of 2022. In local currency terms, revenues increased by 4%, mainly due to higher revenues from AUSTEDO and Anda in our North America segment and from generic products in our International Markets segment, partially offset by lower revenues from generic products and from COPAXONE® in our North America segment as well as from API sales to third parties.

Exchange rate movements during the second quarter of 2023, including hedging effects, negatively impacted our revenues by $51 million compared to the second quarter of 2022. Exchange rate movements during the second quarter of 2023, including hedging effects, negatively impacted our operating income and non-GAAP operating income by $38 million and $37 million, respectively, compared to the second quarter of 2022.

Gross profit was $1,796 million in the second quarter of 2023, flat compared to the second quarter of 2022. Gross profit margin was 46.3% in the second quarter of 2023, compared to 47.4% in the second quarter of 2022. Non-GAAP gross profit was $2,023 million in the second quarter of 2023, a decrease of 2% compared to the second quarter of 2022. Non-GAAP gross profit margin was 52.2% in the second quarter of 2023, compared to 54.4% in the second quarter of 2022. This decrease in both gross profit margin and non-GAAP gross profit margin was mainly driven by rising costs due to inflationary and other macroeconomic pressures, an increase in revenues with lower profitability from Anda in our North America segment and lower revenues from COPAXONE, partially offset by higher revenues from AUSTEDO.

Research and Development (R&D) expenses in the second quarter of 2023 were $240 million, an increase of 5% compared to $228 million in the second quarter of 2022. Our higher R&D expenses in the second quarter of 2023, compared to the second quarter of 2022, were mainly due to an increase in neuroscience (mainly neuropsychiatry), in immunology and immuno-oncology, as well as in various generics and biosimilar products.

Selling and Marketing (S&M) expenses in the second quarter of 2023 were $603 million, an increase of 2% compared to the second quarter of 2022.

General and Administrative (G&A) expenses in the second quarter of 2023 were $307 million, a decrease of 2% compared to the second quarter of 2022.

Other income in the second quarter of 2023 was $33 million, compared to $34 million in the second quarter of 2022. Other income in the second quarter of 2023 included a capital gain from the sale of assets related to our International Markets segment. Other income in the second quarter of 2022 was mainly related to a capital gain related to the sale of an R&D site.

Operating loss in the second quarter of 2023 was $646 million, compared to an operating loss of $949 million in the second quarter of 2022. Operating loss as a percentage of revenues was 16.7% in the second quarter of 2023, compared to an operating loss as a percentage of revenues of 25.1% in the second quarter of 2022. The lower operating loss and operating loss margin in the second quarter of 2023 were mainly due to higher legal settlements and loss contingencies in the second quarter of 2022. Non-GAAP operating income in the second quarter of 2023 was $1,011 million representing a non-GAAP operating margin of 26.1% compared to non-GAAP operating income of $1,019 million representing a non-GAAP operating margin of 26.9% in the second quarter of 2022. The decrease in non-GAAP operating margin in the second quarter of 2023 was mainly impacted by lower non-GAAP gross profit margin, as discussed above, partially offset by a decrease in operating expenses.

Adjusted EBITDA was $1,125 million in the second quarter of 2023, flat compared to $1,134 million in the second quarter of 2022.

Financial expenses, net in the second quarter of 2023 were $268, mainly comprised of net-interest expenses of $240 million. In the second quarter of 2022, financial expenses were $211 million, mainly comprised of net-interest expenses of $229 million, partially offset by a positive exchange rate impact driven mainly from currencies which we were unable to hedge, such as the Russian ruble.

In the second quarter of 2023, we recognized a tax benefit of $16 million on a pre-tax loss of $914 million. Teva’s tax rate for the second quarter of 2023 was mainly affected by impairments, legal settlements, amortization, and interest expense disallowances. In the second quarter of 2022, we recognized a tax benefit of $900 million on a pre-tax loss of $1,160 million, mainly due to the realization of losses related to an investment in one of our U.S. subsidiaries.

Non-GAAP tax rate in the second quarter of 2023 was 15.2%, compared to 7.7% in the second quarter of 2022. Our non-GAAP tax rate in the second quarter of 2023 was mainly affected by the generation of profits in various jurisdictions with different tax rates, interest expense disallowances, tax benefits in Israel and other countries, as well as infrequent or non-recurring items. Our non-GAAP tax rate in the second quarter of 2022 was mainly affected by a portion of the realization of losses related to an investment in one of our U.S. subsidiaries, as well as the mix of products we sold and interest expense disallowances.

We expect our annual non-GAAP tax rate for 2023 to be between 14%-17%, higher than our non-GAAP tax rate for 2022, which was 11.7%, mainly due to the effect of a portion of the realization of losses related to an investment in one of our U.S. subsidiaries in 2022.

Net loss attributable to Teva and loss per share in the second quarter of 2023 were $863 million and $0.77, respectively, compared to $232 million and $0.21, respectively, in the second quarter of 2022. The higher net loss in the second quarter of 2023 was mainly due to lower tax benefit, partially offset by lower operating loss, as discussed above. Non-GAAP net income attributable to Teva and non-GAAP diluted earnings per share in the second quarter of 2023 were $629 million and $0.56, respectively, compared to $754 million and $0.68, respectively, in the second quarter of 2022.

As of June 30, 2023 and 2022, the fully diluted share count for purposes of calculating our market capitalization was approximately 1,157 million and 1,144 million, respectively.

Non-GAAP information: net non-GAAP adjustments in the second quarter of 2023 were $1,492 million. Non-GAAP net income attributable to Teva and non-GAAP diluted EPS for the second quarter of 2023 were adjusted to exclude the following items:

  Amortization of purchased intangible assets of $162 million, of which $145 million is included in cost of sales and the remaining $16 million in S&M expenses;
  Impairment of long-lived assets of $74 million;
  Goodwill impairment of $700 million;
  Legal settlements and loss contingencies of $462 million;
  Contingent consideration expenses of $70 million;
  Equity compensation expenses of $30 million;
  Restructuring expenses of $10 million;
  Accelerated depreciation of $24 million;
  Financial expenses of $16 million;
  Costs related to regulatory actions taken in facilities of $1 million;
  Other non-GAAP items of $123 million;
  Items attributable to non-controlling interests of $49 million; and
  Corresponding tax effects and unusual tax items of $131 million.

We believe that excluding such items facilitates investors’ understanding of our business including underlying performance trends, thereby improving the comparability of our business performance results between reporting periods.

For further information, see the tables below for a reconciliation of the U.S. GAAP results to the adjusted non-GAAP figures and the information under “Non-GAAP Financial Measures.” Investors should consider non-GAAP financial measures in addition to, and not as replacement for, or superior to, measures of financial performance prepared in accordance with GAAP.

Cash flow generated from operating activities during the second quarter of 2023 was $324 million, compared to $123 million in the second quarter of 2022. The higher cash flow generated in the second quarter of 2023 resulted mainly from changes in working capital items, including a positive impact from accounts receivables, net of SR&A, and from inventory levels, partially offset by a negative impact from accounts payables.

During the second quarter of 2023, we generated free cash flow of $632 million, which we define as comprising $324 million in cash flow generated from operating activities, $371 million in beneficial interest collected in exchange for securitized accounts receivables (under our EU securitization program) and $56 million in proceeds from divestitures of businesses and other assets, partially offset by $119 million in cash used for capital investment. During the second quarter of 2022, we generated free cash flow of $301 million, which we define as comprising $123 million in cash flow generated from operating activities, $287 million in beneficial interest collected in exchange for securitized accounts receivables and $18 million in proceeds from divestitures of businesses and other assets, partially offset by $127 million in cash used for capital investment. The increase in the second quarter of 2023, resulted mainly from higher cash flow generated from operating activities, as well as higher proceeds from sale of business and long-lived assets.

As of June 30, 2023, our debt was $20,678 million, compared to $21,212 million as of December 31, 2022. This decrease was mainly due to $646 million senior notes repaid at maturity, partially offset by $156 million of exchange rate fluctuations. Additionally, during the first quarter of 2023, we repurchased $2,506 million aggregate principal amount of notes upon consummation of a cash tender offer, and issued $2,445 million of sustainability-linked senior notes, net of issuance costs. In July 2023, a total amount of $700 million was withdrawn under the RCF and is outstanding as of the date of this Press Release. In addition, in July 2023, we repaid $1,000 million of our 2.8% senior notes at maturity. The portion of total debt classified as short-term as of June 30, 2023 and as of December 31, 2022 was 10%. Our average debt maturity was approximately 6.2 years as of June 30, 2023, compared to 5.8 years as of December 31, 2022.

Segment Results for the Second Quarter of 2023

North America Segment

Our North America segment includes the United States and Canada.

The following table presents revenues, expenses and profit for our North America segment for the three months ended June 30, 2023 and 2022:

	Three months ended June 30,
	2023		2022
	(U.S. $ in millions / % of Segment Revenues)
Revenues	$1,991	100%	$1,904	100%
Gross profit	1,046	52.5%	1,010	53.0%
R&D expenses	159	8.0%	147	7.7%
S&M expenses	264	13.3%	256	13.4%
G&A expenses	106	5.3%	127	6.7%
Other income	(4)	§	(1)	§
Segment profit*	$520	26.1%	$481	25.3%

* Segment profit does not include amortization and certain other items.
§ Represents an amount less than 0.5%.

Revenues from our North America segment in the second quarter of 2023 were $1,991 million, an increase of $87 million, or 5%, compared to the second quarter of 2022. This increase was mainly due to higher revenues from certain innovative products, primarily AUSTEDO and AJOVY®, as well as Anda, partially offset by lower revenues from generic products, COPAXONE and BENDEKA® and TREANDA®.

Revenues in the United States, our largest market, were $1,891 million in the second quarter of 2023, an increase of $118 million or 7% compared to the second quarter of 2022.

Revenues by Major Products and Activities

The following table presents revenues for our North America segment by major products and activities for the three months ended June 30, 2023 and 2022:

	Three months ended June 30,		Percentage Change
	2023	2022	2023-2022
	(U.S. $ in millions)

Generic products	$969	$1,026	(6%)
AJOVY	57	49	16%
AUSTEDO	308	204	51%
BENDEKA and TREANDA	69	83	(17%)
COPAXONE	64	94	(33%)
Anda	392	308	27%
Other	133	139	(4%)
Total	$1,991	$1,904	5%

Generic products revenues in our North America segment (including biosimilars) in the second quarter of 2023 were $969 million, a decrease of 6% compared to the second quarter of 2022, mainly due to increased competition to parts of our portfolio.

In the second quarter of 2023, our total prescriptions were approximately 319 million (based on trailing twelve months), representing 8.4% of total U.S. generic prescriptions, compared to approximately 302 million (based on trailing twelve months), representing 8.2% of total U.S. generic prescriptions in the second quarter of 2022, all according to IQVIA data.

AJOVY revenues in our North America segment in the second quarter of 2023 increased by 16% to $57 million, compared to the second quarter of 2022, mainly due to growth in volume. In the second quarter of 2023, AJOVY’s exit market share in the United States in terms of total number of prescriptions was 25.1% compared to 24.4% in the second quarter of 2022.

AUSTEDO revenues in our North America segment in the second quarter of 2023 increased by 51%, to $308 million, compared to $204 million in the second quarter of 2022, mainly due to growth in volume and the launch of AUSTEDO XR in May 2023.

AUSTEDO XR (deutetrabenazine) extended-release tablets was approved by the FDA on February 17, 2023, and became commercially available in the U.S. in May 2023. AUSTEDO XR is a new once-daily formulation indicated in adults for tardive dyskinesia and chorea associated with Huntington’s disease, additional to the currently marketed twice-daily AUSTEDO. AUSTEDO XR is protected by eight Orange Book patents expiring between 2031 and 2041.

UZEDY (risperidone) extended-release injectable suspension was approved by the FDA on April 28, 2023 for the treatment of schizophrenia in adults, and was launched in the U.S. in May 2023. UZEDY is the first subcutaneous, long-acting formulation of risperidone that controls the steady release of risperidone. UZEDY is protected by nine Orange Book patents expiring between 2025 and 2033.

BENDEKA and TREANDA combined revenues in our North America segment in the second quarter of 2023 decreased by 17% to $69 million, compared to the second quarter of 2022, mainly due to generic bendamustine product entry into the market. The orphan drug exclusivity that had attached to bendamustine products expired in December 2022.

COPAXONE revenues in our North America segment in the second quarter of 2023 decreased by 33% to $64 million, compared to the second quarter of 2022, mainly due to generic competition in the United States and a decrease in glatiramer acetate market share due to availability of alternative therapies.

Anda revenues from third-party products in our North America segment in the second quarter of 2023 increased by 27% to $392 million, compared to $308 million in the second quarter of 2022, mainly due to higher demand.

North America Gross Profit

Gross profit from our North America segment in the second quarter of 2023 was $1,046 million, an increase of 4%, compared to $1,010 million in the second quarter of 2022.

Gross profit margin for our North America segment in the second quarter of 2023 decreased to 52.5%, compared to 53.0% in the second quarter of 2022. This decrease was mainly due to higher cost of goods sold, mainly driven by rising costs due to inflationary and other macroeconomic pressures, as well as an increase in revenues with lower profitability from Anda, partially offset by an increase in revenues with higher profitability from AUSTEDO.

North America Profit

Profit from our North America segment consists of gross profit less R&D expenses, S&M expenses, G&A expenses and any other income related to this segment. Segment profit does not include amortization and certain other items.

Profit from our North America segment in the second quarter of 2023 was $520 million, an increase of 8% compared to $481 million in the second quarter of 2022. This increase was mainly due to higher revenues from certain innovative products, primarily AUSTEDO.

Europe Segment

Our Europe segment includes the European Union, the United Kingdom and certain other European countries.

The following table presents revenues, expenses and profit for our Europe segment for the three months ended June 30, 2023 and 2022:

	Three months ended June 30,
	2023		2022
	(U.S. $ in millions / % of Segment Revenues)
Revenues	$1,163	100%	$1,171	100%
Gross profit	640	55.0%	703	60.0%
R&D expenses	53	4.6%	56	4.7%
S&M expenses	194	16.7%	196	16.8%
G&A expenses	61	5.2%	63	5.4%
Other income	(1)	§	(1)	§
Segment profit*	$334	28.7%	$389	33.2%

* Segment profit does not include amortization and certain other items.
§ Represents an amount less than 0.5%.

Revenues from our Europe segment in the second quarter of 2023 were $1,163 million, a decrease of 1%, or $8 million, compared to the second quarter of 2022. In local currency terms, revenues were flat compared to second quarter of 2022. Revenues in the second quarter of 2023 included $1 million from a negative hedging impact, which is included in “Other” in the table below. Revenues in the second quarter of 2022 included $31 million from a positive hedging impact, which is included in “Other” in the table below.

Revenues by Major Products and Activities

The following table presents revenues for our Europe segment by major products and activities for the three months ended June 30, 2023 and 2022:

	Three months ended June 30,		Percentage Change
	2023	2022	2023-2022
	(U.S. $ in millions)
Generic products	$909	$873	4%
AJOVY	39	29	32%
COPAXONE	60	72	(17%)
Respiratory products	66	65	2%
Other	89	131	(32%)
Total	$1,163	$1,171	(1%)

Generic products revenues (including OTC and biosimilar products) in our Europe segment in the second quarter of 2023, increased by 4% to $909 million, compared to the second quarter of 2022. In local currency terms, revenues increased by 2%, mainly due to higher demand and price increases as well as from generic product launches.

AJOVY revenues in our Europe segment in the second quarter of 2023 increased by 32% in both U.S. dollars and local currency terms to $39 million, compared to $29 million in the second quarter of 2022. This increase was mainly due to growth in the European countries in which AJOVY had previously been launched.

COPAXONE revenues in our Europe segment in the second quarter of 2023 decreased by 17% to $60 million, compared to the second quarter of 2022. In local currency terms, revenues decreased by 21%, due to price reductions and a decline in volume resulting from competing glatiramer acetate products.

Respiratory products revenues in our Europe segment in the second quarter of 2023 increased by 2% to $66 million compared to the second quarter of 2022. In local currency terms, revenues were flat compared to the second quarter of 2022.

Europe Gross Profit

Gross profit from our Europe segment in the second quarter of 2023 was $640 million, a decrease of 9% compared to $703 million in the second quarter of 2022.

Gross profit margin for our Europe segment in the second quarter of 2023 decreased to 55.0%, compared to 60.0% in the second quarter of 2022. This decrease was mainly due to higher cost of goods sold, mainly driven by rising costs due to inflationary and other macroeconomic pressures, as well as a favorable impact of hedging activities in the second quarter of 2022.

Europe Profit

Profit from our Europe segment consists of gross profit less R&D expenses, S&M expenses, G&A expenses and any other income related to this segment. Segment profit does not include amortization and certain other items.

Profit from our Europe segment in the second quarter of 2023 was $334 million, a decrease of 14%, compared to $389 million in the second quarter of 2022. This decrease was mainly due to lower gross profit as described above.

International Markets Segment

Our International Markets segment includes all countries in which we operate other than those in our North America and Europe segments.

The following table presents revenues, expenses and profit for our International Markets segment for the three months ended June 30, 2023 and 2022:

	Three months ended June 30,
	2023		2022
	(U.S. $ in millions / % of Segment Revenues)
Revenues	$479	100%	$454	100%
Gross profit	254	53.2%	242	53.3%
R&D expenses	21	4.3%	19	4.2%
S&M expenses	110	23.0%	99	21.7%
G&A expenses	29	6.0%	30	6.7%
Other income	(28)	(5.9%)	(1)	§
Segment profit*	$124	25.8%	$95	20.9%

* Segment profit does not include amortization and certain other items.
§ Represents an amount less than 0.5%.

Revenues from our International Markets segment in the second quarter of 2023 were $479 million, an increase of 5% compared to the second quarter of 2022. In local currency terms, revenues increased by 13% compared to the second quarter of 2022, mainly due to higher revenues from generic products in most markets, partially offset by regulatory price reductions and generic competition to off-patented products in Japan.

In the second quarter of 2023, revenues were negatively impacted by exchange rate fluctuations of $35 million, net of hedging effects, compared to the second quarter of 2022. Revenues in the second quarter of 2023 included a positive hedging impact of $6 million, compared to a negative hedging impact of $17 million in the second quarter of 2022, which are included in “Other” in the table below.

Revenues by Major Products and Activities

The following table presents revenues for our International Markets segment by major products and activities for the three months ended June 30, 2023 and 2022:

	Three months ended June 30,		Percentage Change
	2023	2022	2023-2022
	(U.S. $ in millions)
Generic products	$394	$394	§
AJOVY	9	10	(18%)
COPAXONE	10	9	1%
Other	67	40	68%
Total	$479	$454	5%

§ Represents an amount less than 0.5%.

Generic products revenues in our International Markets segment in the second quarter of 2023, which include OTC products, were flat compared to the second quarter of 2022. In local currency terms, revenues increased by 13% compared to the second quarter of 2022, mainly due to higher revenues in most markets, driven by price increases largely as a result of rising costs due to inflationary pressure, partially offset by regulatory price reductions and generic competition to off-patented products in Japan.

AJOVY was launched in certain markets in our International Markets segment, including in Japan in August 2021. We are moving forward with plans to launch AJOVY in other markets. AJOVY revenues in our International Markets segment in the second quarter of 2023 were $9 million, compared to $10 million in the second quarter of 2022.

COPAXONE revenues in our International Markets segment in the second quarter of 2023 were $10 million compared to $9 million in the second quarter of 2022.

AUSTEDO was launched in China and Israel during 2021 and in Brazil in 2022, for the treatment of chorea associated with Huntington’s disease and for the treatment of tardive dyskinesia. We continue with additional submissions in various other markets.

International Markets Gross Profit

Gross profit from our International Markets segment in the second quarter of 2023 was $254 million, an increase of 5% compared to $242 million in the second quarter of 2022.

Gross profit margin for our International Markets segment in the second quarter of 2023 decreased to 53.2%, compared to 53.3% in the second quarter of 2022. This decrease was mainly due to regulatory price reductions and generic competition to off-patented products in Japan, as well as rising costs due to inflationary and other macroeconomic pressures, partially offset by price increases largely as a result of such inflationary pressures, and the negative hedging impact in the second quarter of 2022.

International Markets Profit

Profit from our International Markets segment consists of gross profit less R&D expenses, S&M expenses, G&A expenses and any other income related to this segment. Segment profit does not include amortization and certain other items.

Profit from our International Markets segment in the second quarter of 2023 was $124 million, an increase of 30%, compared to $95 million in the second quarter of 2022. This increase was mainly due to higher other income and higher gross profit in the second quarter of 2023, partially offset by higher S&M expenses in the second quarter of 2023.

Other Activities

We have other sources of revenues, primarily the sale of APIs to third parties, certain contract manufacturing services and an out-licensing platform offering a portfolio of products to other pharmaceutical companies through our affiliate Medis. Our other activities are not included in our North America, Europe or International Markets segments described above.

Revenues from other activities in the second quarter of 2023 were $245 million, a decrease of 5% in both U.S. dollars and in local currency terms compared to the second quarter of 2022.

API sales to third parties in the second quarter of 2023 were $152 million, a decrease of 14% in both U.S. dollars and local currency terms, compared to the second quarter of 2022.

Outlook for 2023 Non-GAAP Results

$ billions, except EPS or as noted	August 2023 Outlook	February 2023 Outlook	2022 Actual
Revenues*	$15.0 – $15.4	$14.8 – $15.4	$14.9
COPAXONE ($m)*	~500	~500	691
AUSTEDO ($m)*	~1,200	~1,200	971
AJOVY ($m)*	~400	~400	377
Operating Income	4.0 – 4.4	4.0 – 4.4	4.1
Adjusted EBITDA	4.5 – 4.9	4.5 – 4.9	4.6
Finance Expenses ($m)	~1,000	~1,000	904
Tax Rate	14% – 17%	14% – 17%	11.7%
Diluted EPS ($)	2.25 – 2.55 1,123 million shares	2.25 – 2.55 1,123 million shares	2.52 1,115 million shares
Free Cash Flow**	1.7 – 2.1	1.7 – 2.1	2.2
CAPEX*	0.5	0.5	0.5
Foreign Exchange	Volatile swings in FX can negatively impact revenue and income
* Revenues and CAPEX presented on a GAAP basis.
** Free Cash Flow includes cash flow generated from operating activities net of capital expenditures and deferred purchase price cash component collected for securitized trade receivables

Conference Call

Teva will host a conference call and live webcast including a slide presentation on Wednesday, August 2, 2023, at 8:00 a.m. ET to discuss its second quarter 2023 results and overall business environment. A question & answer session will follow.

In order to participate, please register in advance here to obtain a local or toll-free phone number and your personal pin.

A live webcast of the call will be available on Teva’s website at: ir.tevapharm.com.

Following the conclusion of the call, a replay of the webcast will be available within 24 hours on Teva's website.

About Teva

Teva Pharmaceutical Industries Ltd. (NYSE and TASE: TEVA) has been developing and producing medicines to improve people’s lives for more than a century. We are a global leader in generic and innovative medicines with a portfolio consisting of over 3,500 products in nearly every therapeutic area. Around 200 million people around the world take a Teva medicine every day, and are served by one of the largest and most complex supply chains in the pharmaceutical industry. Along with our established presence in generics, we have significant innovative research and operations supporting our growing portfolio of innovative medicines and biopharmaceutical products. Learn more at http://www.tevapharm.com.

Some amounts in this press release may not add up due to rounding. All percentages have been calculated using unrounded amounts.

Non-GAAP Financial Measures

This press release contains certain financial information that differs from what is reported under accounting principles generally accepted in the United States ("GAAP"). These non-GAAP financial measures, including, but not limited to, non-GAAP operating income, non-GAAP operating margin, non-GAAP gross profit, non-GAAP gross profit margin, Adjusted EBITDA, free cash flow, non-GAAP tax rate, non-GAAP net income (loss) attributable to Teva and non-GAAP diluted EPS, are presented in order to facilitate investors' understanding of our business. We utilize certain non-GAAP financial measures to evaluate performance, in conjunction with other performance metrics. The following are examples of how we utilize the non-GAAP measures: our management and board of directors use the non-GAAP measures to evaluate our operational performance, to compare against work plans and budgets, and ultimately to evaluate the performance of management; our annual budgets are prepared on a non-GAAP basis; and senior management’s annual compensation is derived, in part, using these non-GAAP measures. See the attached tables for a reconciliation of the GAAP results to the adjusted non-GAAP measures. Investors should consider non-GAAP financial measures in addition to, and not as replacements for, or superior to, measures of financial performance prepared in accordance with GAAP. We are not providing forward looking guidance for GAAP reported financial measures or a quantitative reconciliation of forward-looking non-GAAP financial measures to the most directly comparable GAAP measure because we are unable to predict with reasonable certainty the ultimate outcome of certain significant items including, but not limited to, the amortization of purchased intangible assets, legal settlements and loss contingencies, impairment of long-lived assets and goodwill impairment, without unreasonable effort. These items are uncertain, depend on various factors, and could be material to our results computed in accordance with GAAP.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are based on management’s current beliefs and expectations and are subject to substantial risks and uncertainties, both known and unknown, that could cause our future results, performance or achievements to differ significantly from that expressed or implied by such forward-looking statements. You can identify these forward-looking statements by the use of words such as “should,” “expect,” “anticipate,” “estimate,” “target,” “may,” “project,” “guidance,” “intend,” “plan,” “believe” and other words and terms of similar meaning and expression in connection with any discussion of future operating or financial performance. Important factors that could cause or contribute to such differences include risks relating to:

  our ability to successfully compete in the marketplace, including: that we are substantially dependent on our generic products; concentration of our customer base and commercial alliances among our customers; delays in launches of new generic products; the increase in the number of competitors targeting generic opportunities and seeking U.S. market exclusivity for generic versions of significant products; our ability to develop and commercialize biopharmaceutical products; competition for our innovative medicines, including AUSTEDO, AJOVY and COPAXONE; our ability to achieve expected results from investments in our product pipeline; our ability to develop and commercialize additional pharmaceutical products; our ability to successfully launch and execute our new strategy, including to expand our innovative and biosimilar medicines pipeline and profitably commercialize the innovative medicines and biosimilar portfolio, whether organically or through business development, and to sustain and focus our portfolio of generics medicines; and the effectiveness of our patents and other measures to protect our intellectual property rights;
  our substantial indebtedness, which may limit our ability to incur additional indebtedness, engage in additional transactions or make new investments, may result in a further downgrade of our credit ratings; and our inability to raise debt or borrow funds in amounts or on terms that are favorable to us;
  our business and operations in general, including: the impact of global economic conditions and other macroeconomic developments and the governmental and societal responses thereto; the widespread outbreak of an illness or any other communicable disease, or any other public health crisis; effectiveness of our optimization efforts; our ability to attract, hire, integrate and retain highly skilled personnel; manufacturing or quality control problems; interruptions in our supply chain; disruptions of information technology systems; breaches of our data security; variations in intellectual property laws; challenges associated with conducting business globally, including political or economic instability, major hostilities or terrorism; costs and delays resulting from the extensive pharmaceutical regulation to which we are subject; the effects of reforms in healthcare regulation and reductions in pharmaceutical pricing, reimbursement and coverage; significant sales to a limited number of customers; our ability to successfully bid for suitable acquisition targets or licensing opportunities, or to consummate and integrate acquisitions; and our prospects and opportunities for growth if we sell assets;
  compliance, regulatory and litigation matters, including: failure to comply with complex legal and regulatory environments; increased legal and regulatory action in connection with public concern over the abuse of opioid medications; our ability to timely make payments required under our nationwide opioids settlement agreement and provide our generic version of Narcan® (naloxone hydrochloride nasal spray) in the amounts and at the times required under the terms of such agreement; scrutiny from competition and pricing authorities around the world, including our ability to successfully defend against the U.S. Department of Justice criminal charges of Sherman Act violations; potential liability for intellectual property right infringement; product liability claims; failure to comply with complex Medicare and Medicaid reporting and payment obligations; compliance with anti-corruption, sanctions and trade control laws; environmental risks; and the impact of ESG issues;
  other financial and economic risks, including: our exposure to currency fluctuations and restrictions as well as credit risks; potential impairments of our long-lived assets; the impact of geopolitical conflicts including the ongoing conflict between Russia and Ukraine; potential significant increases in tax liabilities; and the effect on our overall effective tax rate of the termination or expiration of governmental programs or tax benefits, or of a change in our business;

  and other factors discussed in this press release, in our Quarterly Report on Form 10-Q for the second quarter of 2023 and in our Annual Report on Form 10-K for the year ended December 31, 2022, including in the sections captioned "Risk Factors” and “Forward Looking Statements.” Forward-looking statements speak only as of the date on which they are made, and we assume no obligation to update or revise any forward-looking statements or other information contained herein, whether as a result of new information, future events or otherwise. You are cautioned not to put undue reliance on these forward-looking statements.

CONSOLIDATED BALANCE SHEETS
(U.S. dollars in millions, except for share data)
(Unaudited)
	June 30,	December 31,
	2023	2022
ASSETS
Current assets:
Cash and cash equivalents	$2,669	$2,801
Accounts receivables, net of allowance for credit losses of $87 million and $91 million as of June 30, 2023 and December 31, 2022	3,539	3,696
Inventories	4,109	3,833
Prepaid expenses	1,228	1,162
Other current assets	486	549
Assets held for sale	56	10
Total current assets	12,088	12,051
Deferred income taxes	1,578	1,453
Other non-current assets	443	441
Property, plant and equipment, net	5,712	5,739
Operating lease right-of-use assets, net	418	419
Identifiable intangible assets, net	5,738	6,270
Goodwill	17,118	17,633
Total assets	$43,095	$44,006

LIABILITIES AND EQUITY
Current liabilities:
Short-term debt	$1,980	$2,109
Sales reserves and allowances	3,433	3,750
Accounts payables	2,508	1,887
Employee-related obligations	451	566
Accrued expenses	2,498	2,151
Other current liabilities	973	1,005
Total current liabilities	11,843	11,469

Deferred income taxes	534	548
Other taxes and long-term liabilities	3,973	3,847
Senior notes and loans	18,698	19,103
Operating lease liabilities	338	349
Total long-term liabilities	23,543	23,846
Equity:
Teva shareholders’ equity:	7,052	7,897
Non-controlling interests	656	794
Total equity	7,708	8,691
Total liabilities and equity	$43,095	$44,006

Amounts may not add up due to rounding.

Consolidated Statements of Income (loss)
(U.S. dollars in millions, except share and per share data)
(Unaudited)
		Three months ended		Six months ended
		June 30,		June 30,
		2023	2022	2023	2022
Net revenues		3,878	3,786	7,539	7,447
Cost of sales		2,082	1,992	4,161	3,913
Gross profit		1,796	1,794	3,378	3,534
Research and development expenses		240	228	473	453
Selling and marketing expenses		603	594	1,149	1,178
General and administrative expenses		307	313	602	609
Intangible assets impairments		63	51	241	199
Goodwill impairment		700	745	700	745
Other asset impairments, restructuring and other items		100	118	195	246
Legal settlements and loss contingencies		462	729	695	1,854
Other income		(33)	(34)	(34)	(87)
Operating income (loss)		(646)	(949)	(644)	(1,662)
Financial expenses, net		268	211	528	468
Income (loss) before income taxes		(914)	(1,160)	(1,172)	(2,131)
Income taxes (benefit)		(16)	(900)	(35)	(899)
Share in (profits) losses of associated companies, net		(1)	-	(1)	(21)
Net income (loss)		(898)	(259)	(1,136)	(1,211)
Net income (loss) attributable to non-controlling interests		(35)	(27)	(68)	(24)
Net income (loss) attributable to Teva		(863)	(232)	(1,068)	(1,187)

Earnings (loss) per share attributable to ordinary shareholders:	Basic ($)	(0.77)	(0.21)	(0.96)	(1.07)
	Diluted ($)	(0.77)	(0.21)	(0.96)	(1.07)
Weighted average number of shares (in millions):	Basic	1,120	1,110	1,118	1,109
	Diluted	1,120	1,110	1,118	1,109

Non-GAAP net income attributable to Teva for diluted earnings per share:*		629	754	1,085	1,363

Non-GAAP earnings per share attributable to Teva:*	Diluted ($)	0.56	0.68	0.96	1.22

Non-GAAP average number of shares (in millions):	Diluted	1,129	1,114	1,127	1,116

Amounts may not add up due to rounding.

* See reconciliation attached.

TEVA PHARMACEUTICAL INDUSTRIES LIMITED
CONSOLIDATED STATEMENTS OF CASH FLOWS
(U.S. dollars in millions)
(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2023	2022	2023	2022
Operating activities:
Net income (loss)	$(898)	(259)	$(1,136)	(1,211)
Adjustments to reconcile net income (loss) to net cash provided by operations:
Depreciation and amortization	300	358	604	681
Impairment of goodwill, long-lived assets and assets held for sale	774	810	962	975
Net change in operating assets and liabilities	204	354	(160)	913
Deferred income taxes – net and uncertain tax positions	(44)	(1,083)	(150)	(1,258)
Stock-based compensation	30	39	62	63
Other items	(12)	(107)	23	(77)
Net loss (gain) from investments and from sale of long lived assets	(30)	11	(26)	(12)
Net cash provided by (used in) operating activities	324	123	179	74

Investing activities:
Beneficial interest collected in exchange for securitized trade receivables	371	287	694	592
Purchases of property, plant and equipment	(119)	(127)	(258)	(284)
Proceeds from sale of business and long lived assets	56	18	58	43
Acquisition of businesses, net of cash acquired	-	-	-	(7)
Purchases of investments and other assets	(2)	-	(6)	(4)
Proceeds from sale of investments	-	3	-	3
Other investing activities	(4)	(2)	(5)	(2)
Net cash provided by (used in) investing activities	302	179	483	341.3

Financing activities:
Repayment of senior notes and loans and other long term liabilities	-	(296)	(3,152)	(296)
Proceeds from senior notes, net of issuance costs	-	-	2,451	-
Other financing activities	(55)	(42)	(60)	(40)
Net cash provided by (used in) financing activities	(55)	(338)	(761)	(336)

Translation adjustment on cash and cash equivalents	(77)	(123)	(65)	(185)

Net change in cash, cash equivalents and restricted cash	494	(159)	(164)	(107)
Balance of cash, cash equivalents and restricted cash at beginning of period	2,176	2,250	2,834	2,198

Balance of cash, cash equivalents and restricted cash at end of period	$2,670	2,091	2,670	2,091

Reconciliation of cash, cash equivalents and restricted cash reported in the consolidated balance sheets:
Cash and cash equivalents	2,669	2,058	2,669	2,058
Restricted cash included in other current assets	1	33	1	33
Total cash, cash equivalents and restricted cash shown in the statement of cash flows	2,670	2,091	2,670	2,091

Non-cash financing and investing activities:
Beneficial interest obtained in exchange for securitized accounts receivables	$380	291	714	590

Amounts may not add up due to rounding.

Reconciliation of gross profit to non-GAAP gross profit
(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
($ in millions)	2023	2022	2023	2022
Gross profit	$1,796	1,794	$3,378	3,534
Gross profit margin	46.3%	47.4%	44.8%	47.5%
Increase (decrease) for excluded items:
Amortization of purchased intangible assets	145	191	290	368
Costs related to regulatory actions taken in facilities	1	3	2	4
Equity compensation	5	6	10	11
Accelerated depreciation	24	32	49	33
Other non-GAAP items*	51	34	89	95
Non-GAAP gross profit	$2,023	2,059	$3,819	4,045
Non-GAAP gross profit margin**	52.2%	54.4%	50.7%	54.3%
*

Other non-GAAP items include other exceptional items that we believe are sufficiently large that their exclusion is important to facilitate an understanding of trends in our financial results, primarily related to the rationalization of our plants, certain inventory write-offs and other unusual events.

**	Non-GAAP gross profit margin is non-GAAP gross profit as a percentage of revenue.

Reconciliation of operating income (loss) to non-GAAP operating income (loss)
(Unaudited)
		Three months ended			Six months ended
		June 30,			June 30,
($ in millions)		2023	2022		2023	2022
Operating income (loss)	($)	(646)	(949)	($)	(644)	(1,662)
Operating margin		(16.7%)	(25.1%)		(8.5%)	(22.3%)
Increase (decrease) for excluded items:
Amortization of purchased intangible assets		162	212		326	412
Legal settlements and loss contingencies		462	729		695	1,854
Goodwill impairment		700	745		700	745
Impairment of long-lived assets		74	65		262	230
Restructuring costs		10	35		66	92
Costs related to regulatory actions taken in facilities		1	3		2	4
Equity compensation		30	39		62	62
Contingent consideration		70	61		90	94
Loss (gain) on sale of business		1	(31)		1	(31)
Accelerated depreciation		24	32		49	33
Other non-GAAP items*		123	80		186	201
Non-GAAP operating income (loss)	($)	1,011	1,019	($)	1,796	2,032
Non-GAAP operating margin**	($)	26.1%	26.9%	($)	23.8%	27.3%
*

Other non-GAAP items include other exceptional items that we believe are sufficiently large that their exclusion is important to facilitate an understanding of trends in our financial results, primarily related to the rationalization of our plants, certain inventory write-offs, material litigation fees and other unusual events.

**	Non-GAAP operating margin is non-GAAP operating income as a percentage of revenues.

Reconciliation of net income (loss) attributable to Teva to non-GAAP net income (loss) attributable to Teva
(Unaudited)
		Three months ended			Six months ended
		June 30,			June 30,
($ in millions except per share amounts)		2023	2022		2023	2022
Net income (Loss) attributable to Teva	($)	(863)	(232)	($)	(1,068)	(1,187)
Increase (decrease) for excluded items:
Amortization of purchased intangible assets		162	212		326	412
Legal settlements and loss contingencies		462	729		695	1,854
Goodwill impairment		700	745		700	745
Impairment of long-lived assets		74	65		262	230
Restructuring costs		10	35		66	92
Costs related to regulatory actions taken in facilities		1	3		2	4
Equity compensation		30	39		62	63
Contingent consideration		70	61		90	94
Loss (Gain) on sale of business		1	(31)		1	(31)
Accelerated depreciation		24	32		49	33
Financial expenses		16	23		39	33
Share in profits (losses) of associated companies – net		-	-		-	(22)
Items attributable to non-controlling interests		(49)	(39)		(90)	(50)
Other non-GAAP items*		123	80		186	201
Corresponding tax effects and unusual tax items		(131)	(965)		(235)	(1,105)
Non-GAAP net income attributable to Teva	($)	629	754	($)	1,085	1,363
Non-GAAP tax rate**		15.2%	7.7%		15.3%	12.9%
GAAP diluted earnings (loss) per share attributable to Teva	($)	(0.77)	(0.21)	($)	(0.96)	(1.07)
EPS difference***		1.33	0.89		1.92	2.29
Non-GAAP diluted earning (loss) per share attributable to Teva***	($)	0.56	0.68	($)	0.96	1.22
Non-GAAP average number of shares (in millions)***		1,129	1,114		1,127	1,116
*

Other non-GAAP items include other exceptional items that we believe are sufficiently large that their exclusion is important to facilitate an understanding of trends in our financial results, primarily related to the rationalization of our plants, certain inventory write-offs, material litigation fees and other unusual events.

**

Non-GAAP tax rate is tax expenses (benefit) excluding the impact of non-GAAP tax adjustments presented above as a percentage of income (loss) before income taxes excluding the impact of non-GAAP adjustments presented above.

***	EPS difference and diluted non-GAAP EPS are calculated by dividing our non-GAAP net income attributable to Teva by our non-GAAP diluted weighted average number of shares.

Reconciliation of net income (loss) to adjusted EBITDA
(Unaudited)
	Three months ended		Six months ended
	June 30,		June 30,
($ in millions)	$2023	2022	2023	2022
Net income (loss)	(898)	(259)	$(1,136)	(1,211)
Increase (decrease) for excluded items:
Financial expenses	268	211	528	468
Income taxes	(16)	(900)	(35)	(899)
Share in profits (losses) of associated companies –net	(1)	§	(1)	(21)
Depreciation	138	147	278	270
Amortization	162	212	326	412
EBITDA	(346)	(590)	(40)	(981)
Legal settlements and loss contingencies	462	729	695	1,854
Goodwill impairment	700	745	700	745
Impairment of long lived assets	74	65	262	230
Restructuring costs	10	35	66	92
Costs related to regulatory actions taken in facilities	1	3	2	4
Equity compensation	30	39	62	63
Contingent consideration	70	61	90	94
Loss (gain) on sale of business	1	(31)	1	(31)
Other non-GAAP items *	123	80	186	201
Adjusted EBITDA	$1,125	1,134	$2,024	2,269
*

Other non-GAAP items include other exceptional items that we believe are sufficiently large that their exclusion is important to facilitate an understanding of trends in our financial results, primarily related to the rationalization of our plants, certain inventory write-offs, material litigation fees and other unusual events.

Segment Information
(Unaudited)

	North America		Europe		International Markets
	Three months ended June 30,		Three months ended June 30,		Three months ended June 30,
	2023	2022	2023	2022	2023	2022

	(U.S. $ in millions)		(U.S. $ in millions)		(U.S. $ in millions)

Revenues	$1,991	$1,904	$1,163	$1,171	$479	$454
Gross profit	1,046	1,010	640	703	254	242
R&D expenses	159	147	53	56	21	19
S&M expenses	264	256	194	196	110	99
G&A expenses	106	127	61	63	29	30
Other income	(4)	(1)	(1)	(1)	(28)	(1)
Segment profit	$520	$481	$334	$389	$124	$95

Segment Information
(Unaudited)

	North America		Europe		International Markets
	Six months ended June 30,		Six months ended June 30,		Six months ended June 30,
	2023	2022	2023	2022	2023	2022

	(U.S. $ in millions)		(U.S. $ in millions)		(U.S. $ in millions)

Revenues	$3,757	$3,641	$2,347	$2,327	$971	$946
Gross profit	1,857	1,899	1,294	1,397	517	528
R&D expenses	315	289	106	114	40	39
S&M expenses	487	501	381	393	208	196
G&A expenses	208	239	130	122	60	60
Other income	(5)	(12)	(1)	(1)	(29)	(41)
Segment profit	$852	$883	$679	$769	$237	$274

Reconciliation of our segment profit to consolidated income before income taxes
(Unaudited)

	Three months ended
	June 30,
	2023	2022

	(U.S.$ in millions)

North America profit	$520	$481
Europe profit	334	389
International Markets profit	124	95
Total reportable segment profit	977	964
Profit of other activities	33	55
Total segments profit	1,011	1,019
Amounts not allocated to segments:
Amortization	162	212
Other asset impairments, restructuring and other items	100	118
Goodwill impairment	700	745
Intangible asset impairments	63	51
Legal settlements and loss contingencies	462	729
Other unallocated amounts	170	113
Consolidated operating income (loss)	(646)	(949)
Financial expenses - net	268	211
Consolidated income (loss) before income taxes	$(914)	$(1,160)

Reconciliation of our segment profit to consolidated income before income taxes
(Unaudited)
	Six months ended
	June 30,
	2023	2022

	(U.S.$ in millions)

North America profit	$852	$883
Europe profit	679	769
International Markets profit	237	274
Total reportable segment profit	1,769	1,926
Profit of other activities	27	107
Total segments profit	1,796	2,032
Amounts not allocated to segments:
Amortization	326	412
Other asset impairments, restructuring and other items	195	246
Goodwill impairment	700	745
Intangible asset impairments	241	199
Legal settlements and loss contingencies	695	1,854
Other unallocated amounts	282	240
Consolidated operating income (loss)	(644)	(1,662)
Financial expenses - net	528	468
Consolidated income (loss) before income taxes	$(1,172)	$(2,131)

Segment revenues by major products and activities
(Unaudited)

	Three months ended
	June 30,		Percentage Change
	2023	2022	2022-2023
	(U.S.$ in millions)
North America segment
Generic products	$969	$1,026	(6%)
AJOVY	57	49	16%
AUSTEDO	308	204	51%
BENDEKA/TREANDA	69	83	(17%)
COPAXONE	64	94	(33%)
Anda	392	308	27%
Other	133	139	(4%)
Total	1,991	1,904	5%

	Three months ended
	June 30,		Percentage Change
	2023	2022	2022-2023
	(U.S.$ in millions)
Europe segment
Generic products	$909	$873	4%
AJOVY	39	29	32%
COPAXONE	60	72	(17%)
Respiratory products	66	65	2%
Other	89	131	(32%)
Total	1,163	1,171	(1%)

	Three months ended
	June 30,		Percentage Change
	2023	2022	2022-2023
	(U.S.$ in millions)
International Markets segment
Generic products	$394	$394	§
AJOVY	9	10	(18%)
COPAXONE	10	9	1%
Other	67	40	68%
Total	479	454	5%

Revenues by Activity and Geographical Area
(Unaudited)

	Six months ended
	June 30,		Percentage Change
	2023	2022	2022-2023
	(U.S.$ in millions)
North America segment
Generic products	$1,793	$1,925	(7%)
AJOVY	107	86	24%
AUSTEDO	478	358	33%
BENDEKA / TREANDA	131	165	(20%)
COPAXONE	139	180	(23%)
Anda	816	650	26%
Other	293	278	5%
Total	3,757	3,641	3%

	Six months ended
	June 30,		Percentage Change
	2023	2022	2022-2023
	(U.S.$ in millions)
Europe segment
Generic products	$1,841	$1,749	5%
AJOVY	74	60	25%
COPAXONE	119	144	(17%)
Respiratory products	134	137	(2%)
Other	178	238	(25%)
Total	2,347	2,327	1%

	Six months ended
	June 30,		Percentage Change
	2023	2022	2022-2023
	(U.S.$ in millions)
International Markets segment
Generic products	$793	$782	1%
AJOVY	19	16	16%
COPAXONE	22	20	9%
Other	137	128	7%
Total	971	946	3%

Free cash flow reconciliation
(Unaudited)

	Three months ended June 30,
	2023	2022
	(U.S. $ in millions)

Net cash provided by (used in) operating activities	324	123
Beneficial interest collected in exchange for securitized trade receivables	371	287
Purchases of property, plant and equipment	(119)	(127)
Proceeds from sale of business and long lived assets	56	18
Free cash flow	$632	$301

Free cash flow reconciliation
(Unaudited)

	Six months ended June 30,
	2023	2022
	(U.S. $ in millions)

Net cash provided by (used in) operating activities	179	74
Beneficial interest collected in exchange for securitized accounts receivables	694	592
Purchases of property, plant and equipment	(258)	(284)
Proceeds from sale of business and long lived assets	58	43
Free cash flow	$673	$425

Contacts

IR Contacts
Ran Meir (267) 468-4475
Yael Ashman +972 (3) 914 8262
Sanjeev Sharma (267) 658-2700

PR Contacts
Kelley Dougherty (973) 832-2810
Eden Klein +972 (3) 906 2645